EXHIBIT 99

            VF Announces Record Third Quarter and Increases Dividend


    -- Revenues rise 15% to more than $2 billion; international revenues up 19%

    --  EPS from continuing operations up 13% to $1.86

    --  Quarterly dividend increased 5% to $.58 per share

    -- Raising 2007 revenue and EPS guidance to reflect strong third quarter results

    Information regarding VF's third quarter conference call webcast today at 4:30 p.m. ET can be found at the end of this release.

    GREENSBORO, N.C.--(BUSINESS WIRE)--Oct. 18, 2007--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the third quarter and nine months ended September 29, 2007. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

    Revenues rose 15% to a record $2,073.2 million, compared with $1,810.1 million in the third quarter of 2006, driven by higher revenues across our Outdoor, Jeanswear and Imagewear businesses and from revenues from our 2007 acquisitions, including, most recently, Seven For All Mankind and lucy activewear. Income from continuing operations in the current quarter increased 13% to a record $209.3 million, compared with $186.0 million in the prior year's quarter. Earnings per share from continuing operations rose 13%, to a record $1.86 from $1.64 last year. Net income, including the effects of discontinued operations was $207.2 million, or $1.84 per share, compared with $197.7 million, or $1.75 per share in the prior year quarter.

    For the nine months of 2007, revenues rose 14% to a record $5,264.2 million from $4,617.0 million. Income from continuing operations also increased 14% to $449.2 million, compared with $393.7 million in the prior year period. Earnings per share from continuing operations rose 13% to $3.96. Net income, including the effects of discontinued operations, was $427.2 million, or $3.76 per share, compared with $424.9 million, or $3.77 per share in the prior year period.

    "These results - in this environment - prove that VF has the right brands and strategies to win," said Mackey J. McDonald, Chairman and Chief Executive Officer. "We are uniquely positioned within the apparel industry for long-term success. Due to our successful transformation, VF is a very different company than it used to be. What sets VF apart today is our highly diversified base of products and customers, our large and rapidly growing international business, our expanding base of owned retail stores and our very successful track record of acquisitions. Above all, it is our ability to consistently execute on well-defined goals and strategies that will enable us to continue to generate strong returns for our shareholders."

    Third Quarter Business Review

    Outdoor

    Our Outdoor coalition continues to experience tremendous growth. Revenues increased 22% to $806 million, with our domestic and international businesses each growing more than 20% during the quarter. The North Face(R), Vans(R), JanSport(R), Kipling(R) and Napapijri(R) brands each enjoyed double-digit revenue gains in the quarter. The early 2007 acquisition of the Eagle Creek(R) brand of adventure travel gear added $10 million to revenues in the quarter. Outdoor operating income grew 16% in the quarter, with operating margins remaining at the 20% level.

    Jeanswear

    Revenues in our Jeanswear coalition, which includes our Wrangler(R), Lee(R) and Riders(R) brands, rose 3% in the quarter, driven by a 13% increase in revenues of our international jeans business. Foreign currency translation contributed to the international revenue gain, accounting for about half of the increase. Our Lee(R) and Wrangler(R) brands both experienced strong growth in Europe. Our jeans business in China grew more than 40% in the quarter, with healthy revenue gains also in Canada, Mexico and Russia. Domestic jeanswear revenues declined slightly in the quarter, reflecting softer retail market conditions in the U.S. Total Jeanswear operating income rose strongly, up 15%, with operating margins reaching nearly 18% in the quarter.

    Sportswear

    Total revenues of our Sportswear coalition, which includes our Nautica(R) and John Varvatos(R) brands as well as the Kipling(R) brand in North America, declined 6% in the quarter. Our Kipling(R) and John Varvatos(R) businesses each posted double-digit revenue growth. Revenues of our Nautica(R) branded business declined 10% in the quarter, reflecting the impact of a shift in shipping dates by most of the brand's customers and generally sluggish conditions in department stores. Operating income declined in the quarter due to the Nautica(R) brand volume decrease and increased promotional activity. We expect more favorable comparisons in the fourth quarter, with an increase in revenues and operating margins more consistent with prior year levels.

    Contemporary Brands

    In August we completed the acquisitions of the Seven For All Mankind premium denim and lucy women's activewear businesses, and formed our new Contemporary Brands coalition. Reflecting the revenues of the two businesses since being acquired, our Contemporary Brands coalition generated $33 million in revenues and $5 million in operating income in the quarter. Both the 7 For All Mankind(R) and lucy(R) brands continue to have great potential and will be important contributors to the future growth of our lifestyle brand portfolio.

    Imagewear

    Total revenues of our Imagewear coalition rose 24%. The February 2007 acquisition of the Majestic Athletic business contributed $44 million to revenues in the quarter. Organic growth was 4% in the quarter, driven by a double-digit revenue increase in our licensed sports apparel business. As part of its acquisition of Majestic Athletic, VF Imagewear extended its licensing agreements with both Major League Baseball and the Major League Baseball Players Association. These license agreements cover authentic, replica and fanwear products across multiple channels of distribution. Additionally, we recently renewed our licensing agreement with the National Football League for fanwear products across various distribution channels. Operating income increased 23% in the quarter, with margins remaining strong and stable.

    VF's gross margins moved to 43.9% from 43.8%, while operating income rose 15% in the quarter, with operating margins reaching 16.0%.

    Our balance sheet continues to be in excellent shape. On October 15 we completed the placement of $600 million of long-term debt, with the proceeds used to repay short-term borrowings related to recent acquisitions. While we have invested over $1 billion in acquisitions this year, we continue to expect our year-end debt to capital ratio to be near prior year levels.

    International growth continues to be a key driver. International revenues grew 19% in the third quarter and comprised 30% of total revenues in the period. Excluding the impact of foreign currency translation, international revenues were up 12%.

    Another key growth driver is the expansion of our direct-to-consumer business primarily through retail store expansion. We continue to grow our retail store base, ending the quarter with 608 owned retail stores, up from 544 at the end of the second quarter and reflecting the addition of 50 lucy(R) stores. Our retail revenues grew 21% in the quarter, with double-digit revenue growth in our Vans(R), The North Face(R), Kipling(R) and John Varvatos(R) brand stores.

    Outlook

    We continue to expect very strong fourth quarter and full year results, despite current retail market conditions. For the fourth quarter, we expect an increase in revenues and earnings per share of 18% and 13%, respectively. Reflecting the better-than-anticipated results in the third quarter and our fourth quarter expectations, we now see full year revenues rising 15%, up from our previous guidance of 14%. Earnings per share should increase slightly more than 13%, versus our previous guidance of 12%. We also continue to expect another very strong year of cash flow from operations of approximately $625 million.

    "We're looking forward to wrapping up another record year in both revenues and earnings, and to continuing the momentum into next year," said Mr. McDonald. "At the present time, we are optimistic that we can deliver another record year in 2008, with strong top and bottom line growth. We are gratified by the tremendous success of our Growth Plan and transformation, yet we are perpetually driven to execute at continually higher levels. We expect to continue our momentum with a focus on organic growth, growing our retail sales, expanding our international business, adding new lifestyle brands and continuing to transform our mix of business toward higher growth, higher margin businesses."

    Dividend Increased

    The Board of Directors declared a quarterly cash dividend of $.58 per share, an increase of $.03. The dividend is payable on December 20, 2007 to shareholders of record as of the close of business on December 10, 2007.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler(R), Lee(R), Riders(R), The North Face(R), Vans(R), Reef(R), Eagle
Creek(R), Eastpak(R), JanSport(R), Napapijri(R), Nautica(R),
Kipling(R), John Varvatos(R), 7 For All Mankind(R), lucy(R),
Majestic(R) , Lee Sport(R) and Red Kap(R).

    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its third quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1- 888-254-2798 domestic, or 1-913-312-0399 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through Oct. 25, 2007, and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 4079550. A replay also can be accessed at the Company's web site at www.vfc.com.

                            VF CORPORATION
                  Consolidated Statements of Income
               (In thousands, except per share amounts)




                         Three Months Ended      Nine Months Ended
                               September              September
                       -----------------------------------------------

                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------

Net Sales              $2,053,136  $1,791,648  $5,207,175  $4,561,246
Royalty Income             20,023      18,450      56,996      55,787
                       ----------- ----------- ----------- -----------

Total Revenues          2,073,159   1,810,098   5,264,171   4,617,033
                       ----------- ----------- ----------- -----------

Costs and Operating
 Expenses
 Cost of goods sold     1,163,399   1,018,021   2,975,009   2,608,175
 Marketing,
  administrative and
  general expenses        578,721     504,253   1,574,336   1,387,932
                       ----------- ----------- ----------- -----------
                        1,742,120   1,522,274   4,549,345   3,996,107
                       ----------- ----------- ----------- -----------

Operating Income          331,039     287,824     714,826     620,926

Other Income (Expense)
 Interest income            2,202       1,439       7,494       4,149
 Interest expense         (19,349)    (15,835)    (46,373)    (42,370)
 Miscellaneous, net         1,834       1,869       3,583       3,240
                       ----------- ----------- ----------- -----------
                          (15,313)    (12,527)    (35,296)    (34,981)
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations Before
 Income Taxes             315,726     275,297     679,530     585,945

Income Taxes              106,409      89,340     230,330     192,287
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations               209,317     185,957     449,200     393,658

Discontinued Operations
 Income (loss) from
  operations               (1,870)     11,750       2,567      31,266
 Loss on disposal            (240)          -     (24,554)          -
                       ----------- ----------- ----------- -----------
                           (2,110)     11,750     (21,987)     31,266
                       ----------- ----------- ----------- -----------

Net Income             $  207,207  $  197,707  $  427,213  $  424,924
                       =========== =========== =========== ===========

Earnings Per Common
 Share - Basic
 Income from continuing
  operations           $     1.91  $     1.68  $     4.06  $     3.57
 Discontinued
  operations - income
  (loss) from
  operations                (0.02)       0.11        0.02        0.28
 Discontinued
  operations - loss on
  disposal                      -           -       (0.22)          -
 Net income                  1.89        1.78        3.86        3.85

Earnings Per Common
 Share - Diluted
 Income from continuing
  operations           $     1.86  $     1.64  $     3.96  $     3.49
 Discontinued
  operations - income
  (loss) from
  operations                (0.02)       0.10        0.02        0.28
 Discontinued
  operations - loss on
  disposal                      -           -       (0.22)          -
 Net income                  1.84        1.75        3.76        3.77


Weighted Average Shares
 Outstanding
 Basic                    109,671     110,802     110,689     110,179
 Diluted                  112,424     113,062     113,568     112,649


Cash Dividends Per
 Common Share          $     0.55  $     0.55  $     1.65  $     1.39



NOTE: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2007, December 2006 and September 2006 relate to the fiscal periods ended as of September 29, 2007, December 30, 2006 and September 30, 2006, respectively.

                            VF CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)





                                    September   December    September
                                      2007        2006        2006
                                   ----------- ----------- -----------

ASSETS

Current Assets
 Cash and equivalents              $  193,855  $  343,224  $  154,196
 Accounts receivable, net           1,266,490     809,594   1,078,172
 Inventories                        1,295,994     958,262   1,040,024
 Other current assets                 209,422     205,004     211,861
 Current assets of discontinued
  operations                           14,861     261,926     281,214
                                   ----------- ----------- -----------
  Total current assets              2,980,622   2,578,010   2,765,467

Property, Plant and Equipment       1,524,030   1,455,154   1,415,282
 Less accumulated depreciation        883,304     862,096     855,239
                                   ----------- ----------- -----------
                                      640,726     593,058     560,043

Intangible Assets                   1,434,904     755,693     761,895

Goodwill                            1,265,878   1,030,925   1,016,264

Other Assets                          373,854     348,862     382,735

Noncurrent Assets of Discontinued
 Operations                                 -     159,145     190,053
                                   ----------- ----------- -----------

                                   $6,695,984  $5,465,693  $5,676,457
                                   =========== =========== ===========


LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current Liabilities
 Short-term borrowings             $1,053,043  $   88,467  $  302,641
 Current portion of long-term debt     67,403      68,876      35,670
 Accounts payable                     413,814     385,700     357,370
 Accrued liabilities                  606,348     392,815     473,696
 Current liabilities of
  discontinued operations                 267      78,990      76,404
                                   ----------- ----------- -----------
  Total current liabilities         2,140,875   1,014,848   1,245,781

Long-term Debt                        594,792     635,359     665,475

Other Liabilities                     592,524     536,728     628,500

Noncurrent Liabilities of
 Discontinued Operations                    -      13,586      13,575

Commitments and Contingencies

Common Stockholders' Equity
 Common Stock                         109,737     112,185     111,208
 Additional paid-in capital         1,601,708   1,469,764   1,407,986
 Accumulated other comprehensive
  income (loss)                       (29,634)   (123,652)   (155,956)
 Retained earnings                  1,685,982   1,806,875   1,759,888
                                   ----------- ----------- -----------
  Total common stockholders'
   equity                           3,367,793   3,265,172   3,123,126
                                   ----------- ----------- -----------

                                   $6,695,984  $5,465,693  $5,676,457
                                   =========== =========== ===========

                            VF CORPORATION
                Consolidated Statements of Cash Flows
                            (In thousands)



                                                 Nine Months Ended
                                                      September
                                               -----------------------

                                                   2007        2006
                                               ------------ ----------

Operating Activities
 Net income                                    $   427,213  $ 424,924
 Adjustments to reconcile net income to cash
  provided (used) by operating activities of
  continuing operations:
  Loss (income) from discontinued operations        21,987    (31,266)
  Depreciation                                      69,081     65,857
  Amortization of intangible assets                 17,655     13,130
  Other amortization                                17,507     15,293
  Stock-based compensation                          47,682     36,054
  Pension funding under (over) expense               4,621    (42,901)
  Other, net                                        (9,150)     3,396
  Changes in operating assets and
   liabilities,
   net of acquisitions:
   Accounts receivable                            (353,469)  (384,930)
   Inventories                                    (196,290)  (121,011)
   Accounts payable                                 (9,694)   (45,090)
   Accrued income taxes                             60,792    (18,088)
   Accrued liabilities and other                    67,858     84,410
                                               ------------ ----------
  Cash provided (used) by operating
   activities of continuing operations             165,793       (222)

 (Loss) income from discontinued operations        (21,987)    31,266
 Adjustments to reconcile (loss) income from
  discontinued operations to cash provided
  (used) by discontinued operations:
  Loss on disposal of discontinued operations       24,554          -
  Other, net                                       (15,738)    (7,869)
                                               ------------ ----------
  Cash provided (used) by discontinued
   operations                                      (13,171)    23,397
                                               ------------ ----------
 Cash provided by operating activities             152,622     23,175

Investing Activities
 Capital expenditures                              (79,085)   (76,691)
 Business acquisitions, net of cash acquired (1,082,844) (69,611) Proceeds from sale of Intimate Apparel
  business                                         348,714          -
 Proceeds from sale of Playwear business               884      4,667
 Software purchases                                 (1,885)    (8,598)
 Other, net                                         11,458      4,159
                                               ------------ ----------
  Cash used by investing activities of
   continuing operations                          (802,758)  (146,074)
 Discontinued operations, net                         (243)     3,163
                                               ------------ ----------
  Cash used by investing activities               (803,001)  (142,911)

Financing Activities
 Increase in short-term borrowings                 963,713    154,802
 Payments on long-term debt                        (29,628)    (1,519)
 Purchase of Common Stock                         (350,000)  (118,582)
 Cash dividends paid                              (182,831)  (154,775)
 Proceeds from issuance of Common Stock, net        77,594     79,699
 Tax benefits of stock option exercises             15,119     12,063
                                               ------------ ----------

  Cash provided (used) by financing
   activities                                      493,967    (28,312)

Effect of Foreign Currency Rate Changes on
 Cash                                                7,043      5,687
                                               ------------ ----------

Net Change in Cash and Equivalents                (149,369)  (142,361)

Cash and Equivalents - Beginning of Year           343,224    296,557
                                               ------------ ----------

Cash and Equivalents - End of Period           $   193,855  $ 154,196
                                               ============ ==========

                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)



                          Three Months Ended     Nine Months Ended
                               September              September
                       -----------------------------------------------

                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------

Coalition Revenues
  Jeanswear            $  758,485  $  738,171  $2,174,691  $2,080,161
  Outdoor                 806,113     658,987   1,791,611   1,415,679
  Imagewear               267,470     215,743     711,046     598,204
  Sportswear              172,964     183,995     475,055     488,226
  Contemporary Brands      32,667           -      32,667           -
  Other                    35,460      13,202      79,101      34,763
                       ----------- ----------- ----------- -----------

  Total coalition
   revenues            $2,073,159  $1,810,098  $5,264,171  $4,617,033
                       =========== =========== =========== ===========


Coalition Profit
  Jeanswear            $  135,727  $  117,766  $  366,617  $  329,639
  Outdoor                 161,305     139,606     298,012     232,553
  Imagewear                41,553      33,734      98,059      92,892
  Sportswear               17,110      24,919      45,918      63,257
  Contemporary Brands       4,854           -       4,854           -
  Other                       530         405       2,988        (522)
                       ----------- ----------- ----------- -----------

  Total coalition
   profit                 361,079     316,430     816,448     717,819

Corporate and Other
 Expenses                 (28,206)    (26,737)    (98,039)    (93,653)
Interest, net             (17,147)    (14,396)    (38,879)    (38,221)
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations Before
 Income Taxes          $  315,726  $  275,297  $  679,530  $  585,945
                       =========== =========== =========== ===========


    CONTACT: VF Services, Inc.
             Cindy Knoebel, CFA, VP, Financial &
             Corporate Communications, 212-841-7141